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                                   EXHIBIT 7.1


                          SECURITIES PURCHASE AGREEMENT


                                  BY AND AMONG


                               VESPER CORPORATION

                                       AND

                                  HARVEY POLLY

                                       AND

                           SHELTERING PALMS FOUNDATION


                            Dated as of July 31, 1999




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                          SECURITIES PURCHASE AGREEMENT

     THIS SECURITIES PURCHASE AGREEMENT (this "Agreement") is made and entered into as of the 31 day of July, 1999, by and among Harvey Polly, an individual, ("Polly") Sheltering Palms Foundation, Inc. (the "Foundation") (Polly and the Foundation are sometimes individually referred to as a "Selling Shareholder" and collectively as the "Selling Shareholders"), B. H. I. T., Inc., a Delaware corporation (the "Company") and Vesper Corporation, a Delaware corporation or its designee (the "Purchaser").

                                   BACKGROUND

     The Company holds certain mortgage loans and other investments (the "Business"). Polly owns 2,720,563 shares of common stock, $.01 par value per share of the Company (the "Common Stock") and option(s) to purchase an additional 2,650,000 (the "Option Shares") (collectively, the "Polly Stock"). The Foundation owns 500,000 shares of Common Stock (the "Foundation Stock" and, together with Polly's Stock, the "Purchased Stock"). The Purchaser desires to acquire the Purchased Stock, and the Selling Shareholders desire to sell the Purchased Stock to the Purchaser, in accordance with the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the promises and the mutual representations, warranties, covenants and agreements hereinafter set forth, and upon the terms and subject to the conditions hereinafter set forth, the Selling Shareholders, and the Purchaser hereby agree as follows:

                                   ARTICLE I
                                   DEFINITIONS

     As used in this Agreement, in addition to fee terms defined in the recitals hereto, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     "Affiliate" of a Person means any Person which, directly or indirectly, controls, is controlled by, or is under common control with such Person. The term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to elect a majority of the board of directors (or other governing body) or to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise and, in any event and without limiting the generality of the foregoing, any Person owning 10% or more of the voting securities of another Person shall be deemed to control that Person.

     "Articles Amendment" means the amendment to the Company's Certificate of Incorporation attached hereto as Exhibit "A".


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     "Benefit Plan" means any Plan established by the Company, or any predecessor of the Company, to which the Company contributes or has contributed on behalf of any Employee, or under which any Employee, or any beneficiary thereof, is covered, is eligible for coverage or has benefit rights, or for which the Company has any Liability.

     "Claim" means any written demand, claim, complaint, suit, action, cause of action, proceeding or notice by any Person, including any Environmental Claim, alleging actual or potential Liability for any Loss, including any Environmental Loss, or alleging any Default under any Law, Contract, License, Permit, or Benefit Plan.

     "Closing" means the consummation of the purchase of the Purchased Stock contemplated by this Agreement.

     "Closing Date" means the date the Closing occurs.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Contract" means any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, guaranties, license, franchise, insurance policy, commitment or other arrangement or agreement, and all rights and remedies thereunder.

         "Damages" means all claims, actions, losses, damages, costs, expenses, taxes, interest, penalties, fines, suits, judgments, orders, liens, obligations and liabilities (including, without limitation, reasonable attorneys' fees and reasonable consultants, accountants and expert witnesses' fees incident to the foregoing).

     "Employee Benefit Plan" has the meaning given such term in Section 3(3) of ERISA.

     "Employees" means all persons employed in the Business on the day immediately prior to the Closing Date, including any persons on disability, sick leave or authorized leave of absence from the Business.

     "Environmental Claim" means any Claim arising out of, related to or in connection with the use, treatment, removal, storage, disposal, presence, migration, transport, handling, manufacture, possession, distribution, or the actual or threatened emission, injection, escape, dumping, spill, leak, discharge or release of Hazardous Materials.

     "Environmental Laws" means all federal, state and local laws and regulations relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including the Comprehensive Environmental Response, Compensation, and Liability Act (" CERCLA"), 42 U.S. C.A.ss.ss.9601 et seq., the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C.A.ss.ss.6901 et seq., the Clean Water Act, 33 U.S.C.A.ss.ss.1251 et seq., the Clean Air Act 42 U.S.C.A.ss.ss.7401 et seq., the Occupational Safety and Health Act, 29 U.S.C.ss.651 et seq., The Toxic Substances Control Act,

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15 U.S.C.ss.2601 et seq., and laws and regulations relating to emissions, spills, leaks, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, possession, distribution, use, treatment, storage disposal, presence, transport or handling of Hazardous Materials.

     "Environmental Loss" means any Liability arising out of, related to or in connection with the use, treatment, removal, storage, disposal, presence, migration, transport, handling, manufacture, possession, distribution, or the actual or threatened emission, injection, escape, dumping, spill, leak, discharge or release of Hazardous Materials, including potential or actual liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damages, personal injuries or penalties.

     "Equipment" means the furniture, fixtures, machinery, equipment, motor vehicles, office equipment, computers and replacement parts currently used in the operation of the Business.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" means, as to any person, any trade or business, whether or not incorporated, which together with such person would be deemed, at any time through the Closing Date, a single employer within the meaning of Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and all rules and regulations issued thereunder.

     "Financial Statements" has the meaning set forth in Section 4.11 hereof.

     "Franchise Interest" means the Company's 50% interest in Metro Franchising Commissary, LLC.

     "GAAP" means generally accepted accounting principles as in effect from time to time in the United States.

     "Governmental Body" means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency or instrumentality thereof, or any court or arbitrator (public or private).

     "Group Health Plan" means a group health plan, as defined in Section 5000(b)(1) of the Code.

     "Hazardous Materials" means all explosive or regulated radioactive materials or substances, hazardous or toxic substances, reactive, corrosive, carcinogenic, flammable or hazardous pollutant or other substance, wastes or chemicals, petroleum or petroleum distillates, natural gas or synthetic gas, asbestos or asbestos containing materials and all other materials or

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chemicals regulated pursuant to any Environmental Laws, including any "hazardous substance" or "hazardous waste" as defined in Environmental Laws, materials listed in 49 C.F.R. ss. 172.101, materials defined as hazardous pursuant to
Section 101 (14) of CERCLA special nuclear or byproduct material, as defined by the Atomic Energy Act of 1954, 42 U.S.C.A. ss. 3011 et seq. and the regulations promulgated thereto.

     "Indemnitee" has the meaning set forth in Section 9.4 hereof.

     "Indemnitor" has the meaning set forth in Section 9.4 hereof.

     "Labor Act" means the Labor Management relations Act, and the rules and regulations promulgated thereunder.

     "Law" means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement or guideline.

     "Legal Proceeding" means any judicial, administrative or arbitral action, suit, proceeding (public or private), claim or governmental proceeding

     "Liabilities" means all indebtedness, obligations and other liabilities, whether direct or indirect, and any loss, damage (including., direct, incidental, consequential and special damages), cost, deficiency, Lien, penalty, fine, cost or expense (including any litigation expenses), or any diminution in value of any real or personal property, or contingent liability, loss contingency, unpaid expense, claim, guaranty or endorsement (other than endorsements for deposits or collection of checks in the ordinary course of business) of or by any Person whether or not ascertainable.

     "Licenses" means all licenses, permits, authorizations, approvals, franchises, rights, orders, variances (including zoning variances), easements, rights of way, and similar consents or certificates granted or issued by any Person, other than a Governmental Body, relating to the Business.

     "Lien" means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, or other real estate declaration, covenant, condition, restriction or servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

     "Material Adverse Effect" means any material adverse effect on, or any effect, condition, event, or circumstance that has resulted or could reasonably be expected to result in a material and adverse change in, the business, properties, assets, condition (financial or otherwise), results of operations or Liabilities of the Company.

     "Material Contracts" has the meaning set forth in Section 4.13 hereof.

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     "Metro Franchising Commissary, LLC" means the limited liability company of such name in which the Company holds a 50% interest.

     "Order" means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award issued, granted, imposed or promulgated by a Governmental Body.

     "Pension Plan" means any employee pension benefit plan, as defined in
Section 3(2) of ERISA.

     "Permit" means any written approval, authorization, consent, franchise, license, permit, variance, registration or certificate issued or granted by any Governmental Body.

     "Permitted Exceptions" means (i) statutory Liens for current taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings;
(ii) mechanics', carriers', workers', repairers' and similar Liens arising or incurred in the ordinary course of business that are not in the aggregate material to the Business or the assets of the Company; (iii) zoning, entitlement and other land use regulations by Governmental Bodies, provided that such regulations have not been violated; (iv) Liens set forth on a Schedule annexed hereto; (v) Liens in favor of the Lender; (vi) deposits under workers compensation, unemployment insurance, social security or similar Laws; and (vii) such other imperfections in title, charges, easements, restrictions and encumbrances of public record which do not in the aggregate have a Material Adverse Effect or do not materially interfere with the ownership, use, value, operation or marketability of the affected property.

     "Person" means any individual, corporation, partnership, firm, joint venture, association, joint stock company, trust, unincorporated organization or Governmental Body.

     "Plan" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation or holiday pay, day or dependent care, legal services, cafeteria, life, health, accident, sickness, disability, workmen's compensation, medical, life, dental or other insurance, severance, separation or other employee benefit, fringe benefit, plan, program, trust, contract, practice, policy or arrangement of any kind, whether written or oral, including, any "employee benefit plan" within the meaning of Section 3(3) of ERISA whether or not in the nature of formal or informal understandings and whether or not included in or described in any employment manual or handbook.

     "Prohibited Transaction" means a transaction that is prohibited under
Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA respectively.

     "Schedule" means any of the numbered schedules to this Agreement.

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     "Securities Act" means the Securities Act of 1933, as amended, and all rules and regulations issued thereunder.

     "Taxes" means all federal, state, local and foreign income, property and sales taxes and tariffs and all charges, fees, levies or other assessments whether federal, state, local or foreign based upon or measured by income, capital, net worth or gain and any other tax including but not limited to all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, withholding, payroll, employment, social security, unemployment, FICA, FUTA, excise, occupation, property or other taxes, customs, duties, fees, assessments or charges of any kind whatsoever including all interest and penalties thereon, and additions to tax or additional amounts imposed or charged by any Governmental Body.

                                   ARTICLE II
                                PURCHASE AND SALE

     2.1 Sale, Purchase and Delivery of the Purchased Stock. On the terms and subject to the conditions hereinafter set forth in this Agreement, Polly and the Foundation each agree to sell their respective shares of the Purchased Stock to the Purchaser on the Closing Date.

     2.2 Purchase Price. (a) Polly Stock. The aggregate purchase price for the Polly Stock shall be One Million Five Hundred Forty Thousand Two Hundred Seventy Six Dollars ($1,540,276) payable to Polly in cash at Closing,

          (b) Foundation Stock. The aggregate purchase price for the Foundation Stock shall be One Hundred Forty Two Thousand Seven Hundred Twenty Four Dollars (S 142,724) payable to the Foundation in cash at Closing.

                                  ARTICLE III
                                   THE CLOSING

     3.1 Closing Date. Closing of the transactions contemplated hereby shall take place on or before , 1999 at 10:00 a.m. at the offices of Fox, Rothschild, O'Brien & Frankel, LLP, 2000 Market Street, 10th Floor, Philadelphia, PA, 19103-3291 or at such other place and at such other time and date as may be mutually agreed upon by the parties hereto.

     3.2 Deliveries by the Selling Shareholders to the Purchaser. Subject to the fulfillment of each of the conditions set forth in Article VII, except such conditions as may be waived by the Purchaser at the Closing, the Selling Shareholders shall deliver, or shall cause to be delivered, to the Purchaser the following:

          (a) certificates representing the Purchased Stock;

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          (b) the certificates, opinions and other deliverables required by
     Section 7.1 hereof,

          (c) With respect to the Foundation, resolutions duly adopted by the Board of Directors of the Foundation authorizing the transactions contemplated herein;

          (d) with respect to Polly, the Agreement referred to in Section 7.1(f) hereof.

          (e) the other agreements, instruments and documents referred to herein and such other agreements, instruments and documents as the Purchaser or its counsel may reasonably request.

     3.3 Deliveries by the Purchaser to the Company. Subject to the fulfillment of each of the conditions set forth in Article VIII, except such conditions as may be waived by the Selling Shareholders at the Closing, the Purchaser shall deliver, or cause to be delivered, to Polly, and/or the Foundation, as the case may be, the following:

          (a) immediately available funds in the amount of the respective purchase price for the Polly Stock and the Foundation Stock by wire transfer as provided in Section 2.2 hereof;

          (b) the certificate referred to in Section 8.1(c) hereof signed by duly authorized officers of the Purchaser;

          (c) the other agreements, instruments and documents referred to herein and such other agreements, instruments and documents as the Selling Shareholders or their respective counsel may reasonably request.

                                   ARTICLE IV
           REPRESENTATIONS AND WARRANTIES OF THE SELLING SHAREHOLDERS

     The Selling Shareholders hereby jointly and severally represent and warrant to the Purchaser as follows:

     4.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on the business as it is now being conducted. The Company is qualified to do business as a foreign corporation in each state in which the failure to qualify would constitute a Material Adverse Effect.

     4.2 Authorization. (a) The Foundation has full corporate power and authority to execute and deliver this Agreement and each of the documents required to be executed in connection herewith (the "Foundation Documents") and to perform fully its obligations

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hereunder and thereunder. The execution, delivery and performance by the
Foundation of this Agreement and each of the Foundation Documents has been duly authorized by all necessary corporate action on the part of the Foundation. This Agreement has been, and each of the Foundation Documents will be at the Closing, duly executed and delivered by the Foundation, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and the Foundation Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Foundation, enforceable against the Foundation in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Neither the execution and delivery by the Foundation of this Agreement and the Foundation Documents, nor the consummation of the transactions contemplated hereby or thereby, or the compliance by the Foundation with any of the provisions hereof or thereof, does or will (i) conflict with, or result in the breach of, any provision of the Articles of Incorporation or By-laws of the Foundation, (ii) subject to the receipt of the consents set forth on Schedule
4.6 hereto, conflict with, violate, result in the breach or termination of, or constitute a Default (with or without notice or lapse of time, or both) under any Contract, Permit or Order relating to the or (iii) constitute a violation of any Law applicable to the Foundation.

     (b) Polly has full power and authority to execute and deliver this Agreement and each of the documents required to be executed by him in connection herewith (the "Polly Documents") and to perform fully his obligations hereunder and thereunder. This Agreement has been, and each of the Polly Documents will at the Closing, duly executed and delivered by Polly, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and the Polly Documents when so executed and delivered will constitute, legal, valid and binding obligations of Polly, enforceable against Polly in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Neither the execution and delivery by Polly of this Agreement and the Polly Documents, nor the consummation of the transactions contemplated hereby or thereby, or the compliance by Polly with any of the provisions hereof and thereof, does or will conflict with, violate, result in the breach or termination of, or constitute a Default (with or without notice or lapse of time, or both) under any Contract, Permit, Law or Order applicable to Polly.

     4.3 Capitalization of the Company. The authorized capital stock of the Company consists of 20 million shares of Common Stock. Of these, only 12,338,051 shares of Common Stock have been issued and are outstanding. Other than Polly, no other Person has or, during the past 3 years had, legal or beneficial ownership of 5% or more of the issued and outstanding Common Stock. The Shares have been validly issued, fully paid and nonassessable. Polly has held the Polly Stock (or, in the case of the Option Shares, the option(s) to purchase such Shares) for over three years. The Foundation has held the Foundation Stock for one year

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and acquired its Stock from Polly. The Foundation is a private foundation as defined in Section 509 of the Code and its President is Polly. None of the Shares has been issued in violation of any preemptive or similar right. Except for the Common Stock, the Company has issued no other shares of capital stock. Assuming exercise of the option relating to the Option Shares, there are no outstanding warrants, options or other rights, commitments, agreements or understandings to purchase or acquire any shares of capital stock or other equity securities of the Company, and there are no outstanding debt securities of the Company convertible into equity securities or otherwise containing equity provisions. There are no preemptive rights with respect to the issuance or sale of any of the Company's capital stock. The Company has not reserved any of its authorized shares of capital stock for any purpose. There are no restrictions on the transfer of the Common Stock of the Company other than those arising from federal and state securities laws or those which arise by reason of the transactions contemplated hereby. The Company has no other understandings or agreements respecting the Company's capital stock or other securities of the Company except as contemplated hereby.

     4.4 Purchased Stock. Each of the Selling Shareholders owns (and in the case of the Option Share(s), upon exercise thereof will own), the number of shares of Common Stock set forth in the "BACKGROUND" section hereof, has good and marketable title to such Stock and owns such Stock free and clear of all liens, pledges, security interests or other restrictions or encumbrances or claims by any other Person. There are no stockholder or similar agreements covering such Stock and no restrictions whatsoever on the transfer of such Stock other than those arising from federal and state securities laws.

     4.5 Subsidiaries. Except as set forth on Schedule 4.5, the Company has no subsidiaries nor does it own, or have the right to acquire, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity.

     4.6 Consents. No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Selling, Shareholders in connection with the execution and delivery by the Selling Shareholders of this Agreement or the related documents, or the compliance by the Selling Shareholders with any of the provisions hereof or thereof, except as set forth on Schedule 4.6 hereto.

     4.7 Litigation. Schedule 4.7 hereto sets forth all pending Legal Proceedings and all those, to the knowledge of the Selling Shareholders, threatened against the Company.

     4.8 Compliance with Law. The Company has complied and currently is in compliance with all applicable Laws and Orders. The Company has neither received, nor knows of the issuance of, any notice by any person of any such violation or alleged violation. The Company has in full force and effect all Permits necessary for it to own, lease or operate its properties and assets and to carry on the Business as now conducted, except where the failure to have such Permits would not, individually or in the aggregate have a Material Adverse Effect and

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the Company has complied, in all material respects, with all of the terms and conditions of such Permits, and there is no Default under any thereof.

     4.9 SEC Documents. The Company has filed all required reports, schedules, forms, statements and other documents with the SEC. (the "SEC Documents"). As of their respective dates, the SEC Documents complied with the requirements of the Securities Act, amended or the Exchange Act, as the case may be, and none of the SEC Documents as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company including the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X) and fairly present, in all material respects, the consolidated financial statements of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments).

     4.10 Title to Assets. The Company owns and has good and marketable title to or, in the case of leased properties, valid leasehold interests in, all of its assets, tangible or intangible, including all of such assets reflected on the most recent Financial Statements, except assets disposed of in the ordinary course of business since the Financial Statement Date. The Company holds title to its assets free and clear of all Liens other than Permitted Exceptions.

     4.11 Financial Statements.

          (a) The audited balance sheet and the statements of income and cash flow of the Company as of and for the fiscal years ended December 31, 1997, and December 3 1, 1998, together with the unaudited balance sheet and the statements of income and cash flows of the Business as of and for the fiscal period ended March 31, 1998, copies of which are attached hereto as
     Schedule 4.11 (collectively, the "Financial Statements"), have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby except as set forth in the notes thereto, are complete and correct and present fairly the financial position and results of operations and cash flows of the business at the date and for the period indicated, except in the case of the unaudited statements, which have been prepared on a cash basis. The Financial Statements are in accordance with the applicable books and records of the Company (which books and records are true and correct in all material requests).

          (b) As of December 31, 1998, the Financial Statements reflect net operating loss carry forwards of approximately $75,000,000, which expire in accordance with the Schedule set forth as Schedule 1, the utilization of which is subject to limitations contained in the

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     Code. Neither Polly nor the Company has been informed that such loss carry forward is not valid. Since its inception, the Company has continually been engaged in the Business.

     4.12 No Undisclosed Liabilities. The Company had no indebtedness or Liabilities (whether accrued, absolute, contingent or otherwise, and whether due or to become due) except for (i) those reflected or reserved against (which reserves the Selling Shareholders represent are adequate to cover such Liabilities) in the Financial Statements, (ii) those incurred, consistent with past practice, since the Financial Statement Date, and (iii) those which are specifically disclosed in this Agreement or a Schedule attached hereto. Schedule
4.12 sets forth all guarantees, letters of credit and reimbursement obligations of the Company. The Selling Shareholders do not know of any facts which could reasonably be expected to result in the assertion against the Company of any Liability of any nature or in any amount not fully reflected or reserved against in the Company's Interim Balance Sheet or as disclosed by this Agreement or the Schedules hereto.

     4.13 Material Contracts. Other than real estate mortgage contracts held in the normal course of business by the Company and shown on the Financial Statements, and the agreements in place relative to the Franchise Interest, there are no Contracts presently in effect to which the Company is a party, or by which the Company or any of its respective assets or properties is bound, that fall within one or more of the following categories (collectively, the "Material Contracts"):

          (a) Contracts with any present or former shareholder, director or officer;

          (b) employment or severance Contracts with any Employee;

          (c) Contracts for the performance of services by a third party which involves the payment to such third party;

          (d) other than purchase or sales orders given or received in the ordinary course of business consistent with past practices, Contracts to purchase, sell or supply products or to perform services which obligates the Company to purchase products from, sell products to, or perform services for, a third party;

          (e) Contracts evidencing any indebtedness (including indebtedness to or from officers, directors, shareholders or any member of their immediate families);

          (f) Contracts involving either (i) the purchase or sale (A) of the capital stock or other equity interests of, or (B) substantially all or a material portion of the assets of the Company, or (ii) a merger, consolidation or joint venture with, another Person;

          (g) other Contracts not made in the ordinary course of business.

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     4.14 Transactions with Affiliates. Except as set forth on Schedule 4.14 attached hereto, no director, officer or shareholder of the Company, nor, to the knowledge of the Selling Shareholders, any Employee of the Company or any Affiliate of any such Person, has during the past two years had any Material business arrangement with the Company and the Company is not currently indebted to any such person.

     4.15 Employee Relations.

          (a) Schedule 4.15 attached hereto sets forth a true and complete list of each employee of the Company, their job title and annual compensation. Each such employee is an "at-will" employee.

          (b) The Company has complied and is in compliance, in all material respects, with all Laws which relate to wages, hours, discrimination in employment and collective bargaining, and is not liable for any arrears of wages, Taxes or penalties for failure to comply, in all material respects, with any of the foregoing.

     4.16 No Benefit Plans. Neither the Company nor any ERISA Affiliate maintains, has maintained any Benefit Plan during the past five years, or otherwise has any obligation under any Benefit Plan other than a group health plan covering the existing employees.

     4.17 Environmental Laws. Except as set forth in Schedule 4.17 attached hereto, (i) the Company has complied in all material respects with each, and is not in violation of any, Environmental Laws, and neither the Company nor any of its agents or, to the knowledge of the Selling Shareholders, its Employees has engaged in any conduct that has or will give rise to any Environmental Claim, Environmental Loss or other Liability under any Environmental Laws, (ii) the Company has not received any written or oral communication from a Governmental Body or any other Person alleging that the Company is not in compliance in any material respect with, or has a Liability under (including being, a potentially responsible party or allegedly liable for costs associated for remediation. of any site), any Environmental Laws, (iii) the Company holds, and has complied in all material respects with and is in compliance with, all necessary Permits required to conduct its business in compliance with all Environmental Laws, including any Permits necessary or appropriate to store, treat, dispose of and otherwise handle Hazardous Materials, and (iv) the Selling Shareholders have no knowledge of any environmental matters or information other than as set forth in
Schedule 4.17 attached hereto which could reasonably be expected to have a Material Adverse Effect on the Company.

     4.18 Brokers. No Person has acted directly or indirectly as a broker, finder or financial advisor for the Selling Shareholders in connection with the negotiations relating to or the transactions contemplated by this Agreement and no Person is entitled to any fee, commission or like payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of the Selling Shareholders or the Company.

     4.19 Tax Matters. The Company has duly and timely filed all tax returns (Federal, state, local, foreign and other) that it is required by law to file and has paid all taxes, assessments, interest, penalties and other governmental charges levied upon it and any of its properties, assets, income or franchises ("Taxes") which are due and payable. No tax return of the Company is currently under audit by any taxing authority and no currently effective waiver or extension of any statute of limitations relating to taxes or other governmental charges has been executed or given by the Company. No taxing authority is now asserting in writing or, to the Selling Shareholders' knowledge, threatening to assert against the Company any adjustment, deficiency or claim for additional Taxes or interest thereon or penalties in connection therewith.

     4.20 Disclosure. The representations and warranties of the Selling Shareholders set forth in this Agreement (including without limitation all Exhibits and Schedules hereto) do not contain, and none of the other documents, agreements or instruments delivered to the Purchaser by Selling Shareholders, or their authorized representatives, contained when made or delivered to the Purchaser, as applicable, any untrue statement of a material fact or omit or omitted to state any material fact necessary in order to make the statements and information contained herein or therein, as applicable, not misleading.



                                   ARTICLE V
              REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     The Purchaser hereby represents and warrants to the Selling Shareholders that:

     5.1 Organization and Good Standing. The Purchaser is a Delaware corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to carry on its business as it is now being conducted, and to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

     5.2 Authorization. The Purchaser has full power and authority to execute and deliver this Agreement and the other documents required to execute and deliver in connection herewith (the "Purchaser Documents") to perform fully its obligations hereunder and thereunder. The execution, delivery and performance by the Purchaser of this Agreement and the Purchaser Documents has been and the Purchaser Documents will be at Closing duly authorized by all necessary action on the part of the Purchaser. This Agreement has been duly executed and -delivered by the Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes and the Purchase Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Purchaser, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Neither of the execution or delivery by the Purchaser of this Agreement and the Purchase Documents nor the consummation of the transactions contemplated hereby or thereby, or compliance by the Purchaser with any of the provisions hereof or thereof, does or will (i) conflict with, or result in the breach of, any provision of the Articles of Incorporation or By Laws of the Purchaser, (ii) subject to the receipt of the consents set forth in
Schedule 5.3 hereto, conflict with, violate, result in the breach or termination of, or constitute a Default (with or without notice or lapse of time, or both) under any Contract or Order to which the Purchaser is a party or by which it or any of its properties or assets is bound or subject, or (iii) constitute a violation of any Law applicable to the Purchaser, except, in each case, for violations, conflicts, breaches or Defaults which individually or in the aggregate would not materially hinder or impair the transactions contemplated hereby.

     5.3 Consents. No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by the Purchaser with any of the provisions hereof or thereof, except for consents, waivers, approvals, filings, Orders or Permits set forth in
Schedule 5.3 hereto.

     5.4 Brokers. Except as set forth in Schedule 5.4, no third party unaffiliated with the Purchaser has acted directly or indirectly as a broker, finder or financial advisor for the Purchaser in connection with the negotiations relating to or the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of the Purchaser.

     5.5 Adequate Capital. Purchaser has or will have at Closing, sufficient capital to consummate the transactions contemplated hereby.

     5.6 Disclosure. The representations and warranties of the Purchaser set forth in this Agreement (including without limitation all Exhibits and Schedules hereto) do not contain, and none of the other documents, agreements or instruments delivered to the Selling Shareholders by the Purchaser, or its authorized representatives, contained when made or delivered to the Selling Shareholders, any untrue statement of a material fact or omit or omitted to state any material fact necessary in order to make the statements and information contained herein or therein, as applicable, not misleading.

                                   ARTICLE VI
                       CERTAIN COVENANTS AND OTHER MATTERS

     6.1 Confidentially Agreement. Each party hereto shall and shall cause its counsel, accountant, financial advisors and lenders to: (a) keep all Confidential Information confidential and not to disclose or reveal any Confidential Information to any Person other than its officers, directors, affiliates, employees, attorneys, accountants, other agents and representatives, including engineers, financial advisors, current and prospective lenders and debt securities underwriters who are participating, in the evaluation of the Company and the transactions contemplated hereby or who otherwise need to know the Confidential Information in connection with any investigation of the Company or the negotiation, preparation or performance of this Agreement or any document to be delivered hereunder or for the purpose of evaluating the Company and/or the transactions contemplated hereby; and (b) not to use the Confidential Information for any purpose other than (i) in connection with the evaluation and/or consummation of the transactions contemplated hereby; (ii) to enforce such party's rights and remedies under this Agreement.

     6.2 Conduct of Business. During the period from the date of this Agreement to the Closing Date or earlier if this Agreement is terminated in accordance with its terms, the Selling Shareholders (i) agree to cause the Business to be conducted in the ordinary course consistent with past practices, (ii) will not enter into any Material Contract and (iii) with respect to the Business and the Company, will:

          (a) not acquire or agree to acquire (i) by merging, or consolidating with, or by purchasing any of the equity interests of or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or (ii) any assets that are material, individually or in the aggregate, to the Company, except purchases of inventory and other assets in the ordinary course of business consistent with past practice and capital expenditures permitted by subsection (c) below;

          (b) not (i) incur any indebtedness involving borrowed money in excess of the $5,000 in the aggregate, including (x) guaranteeing any such indebtedness of another Person, (y) issuing or selling any debt securities or warrants or other rights to acquire any debt securities of any of the Company, or (z) guaranteeing any debt securities of another Person, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practices;

          (c) not (i) make a material chance in the character of its Business or in the properties or assets of the Company, or enter into any new business or relocate any of their facilities or acquire any additional operations or business; and (ii) not terminate, discontinue, close or dispose of any facility or business operation; and

          (d) use its best efforts to not take or voluntarily permit any action, or voluntarily omit to take any action, that would render untrue any of the Company's representations or warranties set forth in this Agreement.

     6.3 Cooperation: Access to Books and Records. The Selling Shareholders will cooperate generally with the Purchaser in connection with this Agreement and shall afford to the Purchaser, its agents, attorneys, accountants and other authorized representatives, reasonable access to all of the properties, assets, financial condition, operations, books, records of the Company. The results of such investigation and examination shall not relieve the Selling

Shareholders from their respective obligations with respect to the representations and warranties made in this Agreement or reduce the Purchaser's right to pursue such remedies at Law or hereunder, as it would otherwise have in the absence of having conducted such investigation.

     6.4 Preparation of Proxy Statement: Information Supplied. As soon as practicable following the date of this Agreement, the Company shall prepare (subject Purchaser's approval of the form and substance) and file with the SEC a Proxy Statement (the "Proxy Statement") which will recommend that the stockholders of the Company approve the Articles Amendment, the sale of the Franchise Interest to Polly and any other matter necessary or desirable in Purchaser's opinion to consummate the transactions contemplated hereby (the "Stockholder Approval Items"). The Selling Shareholders covenant that the Proxy statement will not, at the date it is first mailed to the Company's stockholders and at the time of the Stockholders Meeting (as defined in Section 6.5), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

     6.5 Meetings of Stockholders. The Company will take all action necessary in accordance with applicable law and its Certificate of Incorporation and By-laws to convene a meeting of its stockholders (the "Stockholders Meeting") to consider and vote upon the Stockholder Approval Items. The Company will, through its Boards of Directors, recommend to the stockholders that the stockholders approve the Stockholder Approval Items.

                                  ARTICLE VII
            CONDITIONS PRECEDENT TO THE PURCHASER'S OBLIGATIONS

     The obligation of the Purchaser to consummate the purchase of the Purchased Stock on the Closing, Date is subject to the satisfaction, on or prior to the Closing Date and as of the Closing Date, of the following conditions, any of which may be waived in writing by the Purchaser:

     7.1 Representations, Warranties and Other Conditions.

          (a) Each of the representations and warranties of the Selling Shareholders contained herein, shall be true and correct on and as of the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date.

          (b) The Selling Shareholders shall have performed and complied with the covenants and provisions of this Agreement required to be performed or complied with by it or them at or prior to the Closing Date.

          (c) The Purchaser shall have received a certificate of each of the Selling Shareholders dated as of the Closing Date, certifying as to the fulfillment of the conditions set forth in this Section 7.1.

          (d) The Purchaser shall have received an opinion or opinions of counsel for the Selling Shareholders, dated the Closing Date, substantially in the form annexed hereto as Exhibit B.

          (e) The Articles Amendment shall have been approved and adopted by the stockholders of the Company as contemplated by Section 6.5 and shall have been duly filed with the Secretary of State of the State of Delaware.

          (f) The Company and Polly shall enter into an Agreement at Closing whereby Polly will agree, in consideration of the purchase of his Common Stock, to remain as an executive officer of the Company for up to 5 years and serve at the pleasure of the Board of Directors of the Company.

          (g) The stockholders of the Company shall have approved the Stockholder Approval Items at the Stockholders Meeting by a majority vote (not counting the shares of Common Stock of the Selling Shareholders for purposes of approving the sale of Franchise Interest) and no legal proceeding has been initiated to enjoin such sale.

          (h) The Company shall have received a fairness opinion from a recognized firm acceptable to Purchaser, in form and substance satisfactory to Purchaser, stating that the purchaser price paid by Polly for the Franchise Interest is fair and reasonable under the circumstances.

          (i) Polly shall purchase the Franchise Interest from the Company at a V purchase price and pursuant to the terms of a Purchase Agreement in form and substance acceptable to the Purchaser.

          (j) Purchaser shall be satisfied in its sole and absolute discretion with the results of its due diligence review of the Company and the matters described herein.

          (k) The Board of Directors of the Company shall consist of four individuals, two of whom shall be appointed by Purchaser.

          (l) All proceedings to be taken and all agreements, instruments and documents to be executed and delivered by the Selling Shareholders in connection with the consummation of the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Purchaser and its counsel.

                                  ARTICLE VIII
                           CONDITIONS PRECEDENT TO THE
                      THE SELLING SHAREHOLDERS' OBLIGATIONS

     The obligation of the Selling Shareholders to consummate the transactions contemplated hereby on the Closing Date is, at the option of the Selling, Shareholders, subject to the satisfaction, on or prior to the Closing Date and as of the Closing Date, of the following conditions, any of which may be waived in writing by the Selling Shareholders:

     8.1 Representations, Warranties and Other Conditions.

          (a) Each of the representations and warranties of the Purchaser contained herein shall be true and correct on and as of the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date.

          (b) The Purchaser shall have performed and complied with the covenants and provisions in this Agreement required herein to be performed or complied with by it at or prior to the Closing, Date.

          (c) The Selling, Shareholders shall have received a certificate of the Purchaser, dated as of the Closing Date and signed by an officer of the Purchaser, certifying as to the fulfillment of the conditions set forth in this Section 8.1.

          (d) The stockholders of the Company shall have approved the Stockholder Approval Items at the Stockholders Meeting by a majority vote (not counting the shares of Common Stock of the Selling Shareholders for purposes of approving the sale of Franchise Interest) and no legal proceeding has been initiated to enjoin such sale.

          (e) All proceedings to be taken and all agreements, instruments and documents to be executed and delivered by the Purchaser in connection with the consummation of the transactions contemplated hereby shall be reasonably satisfactory in form and substance to The Selling Shareholders and their respective counsel.

                                   ARTICLE IX
                       INDEMNIFICATION AND RELATED MATTERS

     9.1 Indemnification by the Selling Shareholders. Subject to the provisions of this Article IX, the Selling Shareholders, jointly and severally, agree to indemnify, defend and hold the Purchaser and the Company harmless from and against all Damages resulting from or arising out of;

          (a) the failure of any of the representations or warranties of the Selling Shareholders contained in this Agreement or in any certificate delivered by the Selling Shareholders at the Closing pursuant to this Agreement to have been true and correct when made and on and as of the Closing Date;

          (b) the failure of the Selling Shareholders to comply with any of their respective covenants contained in this Agreement;

          (c) the operation of the Business prior to the Closing Date;

          (d) any Legal Proceeding arising out of the items referred to in subsections (a), (b) and (c) above.

     9.2 Indemnification by the Purchaser. Subject to the provisions of this
Article IX, the Purchaser agrees to indemnify, defend and hold the Selling Shareholders harmless from and against all Damages resulting from or arising out of.

          (a) the failure of any of the representations and warranties of the Purchaser contained in this Agreement or in any certificate delivered by the Purchaser at the Closing pursuant to this Agreement to have been true and correct when made and on and as of the Closing Date;

          (b) the failure of the Purchaser to comply with any of the covenants to be performed or complied by it contained in this Agreement; and

          (c) any Legal Proceeding arising out of the items referred to in subsections (a) or (b) above.

     9.3 Survival of Representations. Warranties and Covenants. The parties hereto agree that the representations and warranties made in this Agreement shall survive for a period of two (2) years following the Closing. Notwithstanding the foregoing (a) the Selling Shareholders' representations contained in Section 4.19 shall last for a period equal to the statute of limitation period applicable to the matters set forth therein and (b) Sections 4.3, 4.4 and 4.11 (b) shall survive indefinitely.

     9.4 Notice of Indemnification. In the event any Legal Proceeding shall be threatened or instituted or any Claim or demand shall be asserted by any Person in respect of which payment may be sought by one party hereto from the other party under the provisions of Section 9.1(a) or 9.2(a) hereof, the party seeking indemnification (the "indemnitee") shall promptly cause written notice of the commencement of such Legal Proceeding or the assertion of any such Claim, of which it has knowledge and which is covered by this indemnity, to be forwarded to the other party (the "Indemnitor"); provided, however, that failure of the Indemnitee to give the Indemnitor notice promptly as provided in this Section shall not relieve the Indemnitor of its obligations hereunder except to the extent that the Indemnitor shall have been prejudiced by such failure. Any notice of a Legal Proceeding or a Claim by reason of breach of any of the representations, warranties or covenants contained in this Agreement shall state in reasonable detail the representation, warranty or covenant with respect to which the Claim is made, the facts giving rise to an alleged basis for the Claim, and the amount of the Liability asserted against the Indemnitor by reason of the Claim.

     9.5 Indemnification Procedure for Third-Party Claims. Except as otherwise provided herein, in the event of the initiation of any Legal Proceeding against an Indemnitee by a third party, the Indemnitor shall be entitled to assume the defense thereof, at the Indemnitor's sole expense. If the Indemnitor assumes the defense of any Legal Proceeding, it will not settle the Legal Proceeding without the prior written consent , of the Indemnitee (which shall not be unreasonably withheld or delayed). The Indemnitee shall cooperate in all reasonable respects with the Indemnitor and its attorneys in the investigation, trial and defense of any Legal proceeding and any appeal arising therefrom (including the filing in the Indemnitee's name of appropriate cross claims and counterclaims). The Indemnitee may, at its own cost, participate in any investigation, trial and defense of such Legal Proceeding controlled by the Indemnitor and any appeal arising therefrom. If after receipt of a written notice pursuant to Section 9.5 hereof, the Indemnitor does not undertake to defend any such Legal Proceeding, the Indemnitee may, but shall have no obligation to, contest or defend against any Legal Proceeding and the Indemnitor shall be bound by the result obtained with respect thereto by the Indemnitee (including, without limitation, the settlement thereof without the consent of the Indemnitor). If there are one or more legal defenses available to the Indemnitee that conflict with those available to the Indemnitor, the Indemnitee shall have the right, at the expense of the Indemnitor, to assume the defense of the Legal Proceeding; provided, however, that the Indemnitee may not settle such Legal Proceeding without the consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed.

     9.6 Payment of Indemnification Amounts - Maximum Amount. Amounts payable by the Indemnitor to the Indemnitee in respect of any Damages under Sections 9.1 or
9.2 hereof shall be payable by the Indemnitor as incurred by the Indemnitee. Notwithstanding the foregoing, no claim for indemnification under Sections 9.1 or 9.2 may be made by either party hereunder to the extent the aggregate amount of indemnification claimed (including any amount previously recovered) exceeds $1,683,000.

                                   ARTICLE X
                                   TERMINATION

     10.1 Termination. This Agreement may be terminated prior to the Closing Date as follows:

          (a) By mutual written consent of the parties hereto;

          (b) By the Selling Shareholders, so long as the Selling Shareholders have not breached any of their respective obligations hereunder, if either
     (i) the Purchaser fails to perform any covenant in this Agreement when performance thereof is due and does not cure such failure within twenty
     (20) business days after the Selling Shareholders deliver written notice thereof to the Purchaser, or (ii) any condition in Article V111 of this Agreement is not satisfied or capable of being satisfied on or before the Closing Date;

          (c) By the Purchaser, so long as the Purchaser has not breached any of its obligations hereunder, if either (i) the Selling Shareholders fall to perform any covenant in this Agreement when performance thereof is due, and does not cure the failure within twenty (20) business days after written notice by the Purchaser thereof to the Selling Shareholders, or (ii) any condition in Article V11 of this Agreement is not satisfied or capable of being satisfied on or before the Closing Date.

     10.2 Effect of Termination. If this Agreement is terminated pursuant to
Section 10.1, all rights and obligations of the parties hereunder shall terminate, except for the confidentiality covenants referenced in Section 6.1 and the rights and obligations set forth in Section 11.3 and 11.4 hereof, and except to the extent that such termination results from the willful or material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     10.3 Expenses If No Closing. If the Closing, does not occur and the transactions contemplated hereby are not consummated, then, subject to the right of a non-defaulting party to pursue all of its remedies, all costs and expenses incurred in connection with this Agreement shall be paid by the Person incurring such expenses.

                                   ARTICLE XI
                                  MISCELLANEOUS

     11.1 Entire Agreement. This Agreement (with its Schedules and Exhibits) contains, and is intended as, a complete statement of all of the terms and the arrangements between the parties hereto with respect to the matters provided for herein, and supersedes any and all previous agreements and understandings between the parties hereto with respect to those matters.

     11.2 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware.

     11.3 Public Announcements. Neither the Company (nor any of its affiliates) nor the Purchaser. (nor any of its affiliates) shall prior to the Closing make any public statement, including, without limitation, any press release, with respect to this Agreement and the transactions contemplated hereby, without the prior written consent of the other party (which consent may not be unreasonably withheld), except as may be required by Law.

     11.4 Notices. All notices and other communications hereunder shall be in writing and shall be given to the Person either by hand delivery or by United States express mail, postage prepaid, or by overnight courier services guaranteeing next business day delivery, charges prepaid, or by telecopier, to:


     If to either of the Selling Shareholders, to:

         c/o  William L. Weiss, Esquire
              110 E. 59th Street
              New York, NY 10022

     If to the Purchaser, to:

              Vesper Corporation
              One Lexington Avenue
              New York, NY 10010
              Mr. James Benenson, Jr.

     with a copy to:

              Fox, Rothschild, O'Brien & Frankel, LLP
              2000 Market Street, 10th Flr.
              Philadelphia, PA 19103-3291
              Attention: Kevin B. Scott, Esquire

If the notice is sent by United States express mail or by overnight courier services, it shall be deemed to have been given to the Person entitled thereto one business day after deposited with the post office or the courier service for delivery to that Person or, in the case of a notice given by hand delivery or telecopy, when received. Notice of any change in any such address shall also be given in the manner set forth above. Whenever the giving of notice is required, the giving of such notice may be waived by the party entitled to receive such notice.

     11.5 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

     11.6 Binding Effect: No Assignment - Exception. Nothing in this Agreement, express or implied, is intended, except as set forth herein, to confer upon any third party any rights, remedies, obligations or liabilities. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns agreeing to be bound by all and the terms and conditions of this Agreement. This Agreement may not be assigned by the Selling Shareholders without the prior written consent of the Purchaser. Purchaser may assign its obligations under the Agreement to an Affiliate.

     11.7 Interpretation. Unless the context of this Agreement otherwise requires, (i) words of any gender include each gender and the neuter; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (iv) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; and (v) the term "including" or similar words shall be construed as to refer to such matter without limitation thereof. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     11.8 Amendments. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given without the written consent of each of the parties hereto.

     11.9 Counterparts. This Agreement may be executed, including by facsimile signature, in one or more counterparts, each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this instrument as of the date and year first above written.

                                         SHELTERING PALMS FOUNDATION


                                         BY: /s/ Harvey Polly
                                             -----------------------------------
                                             Name: Harvey Polly
                                             Title: President


                                            /s/ Harvey Polly
                                            ------------------------------------
                                                Harvey Polly

                                         VESPER CORPORATION

                                         BY: /s/ James Benenson, Jr.
                                             -----------------------------------
                                             Name: James Benenson, Jr.
                                             Title: Chairman